UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/18/2009

INFOSPACE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25131

Delaware	91-1718107
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

601 108th Avenue NE
Suite 1200
Bellevue, WA 98004
(Address of principal executive offices, including zip code)

425-201-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 18, 2009, the Board of Directors (the "Board") of InfoSpace, Inc. (the "Company") elected Braden Kelly to serve as a Class III director on the Board, effective as of date of such election until his successor is elected and qualified, or until his earlier death, resignation, or removal from office. In connection with Mr. Kelly's election to the Board, and effective as of the date of such election, Mr. Kelly was also appointed to serve as a member of the following committees of the Board: the Compensation Committee, the Nominating and Governance Committee, and the Special Litigation Committee.

Mr. Kelly is currently a senior advisor to Health Evolution Partners, a San Francisco-based private equity firm. Additionally, Mr. Kelly serves on the board of edo Interactive, Inc., a developer in digital payment and marketing platforms. From 1995 to 2006, Mr. Kelly was with General Atlantic LLC, a private equity investment firm focused on growth investing, where he served as a partner and managing director. Prior to joining General Atlantic, Mr. Kelly worked in the investment banking division at Morgan Stanley & Co. as a member of the mergers, acquisitions, and restructuring department.

Mr. Kelly will participate in the Company's non-employee director compensation arrangements, which were revised by the Board on September 18, 2009. A summary of the revised non-employee director compensation arrangements is provided below in Item 8.01 of this Current Report on Form 8-K, and is incorporated herein by reference.

Item 8.01.    Other Events

On September 18, 2009, immediately prior to the election of Mr. Kelly to the Board, the Board approved and adopted a revised compensation plan for non-employee directors (the "Revised Director Compensation Plan").

The Revised Director Compensation Plan provides that, (i) for non-employee directors elected to the Board on or after September 18, 2009, upon election to the Board, a director shall be granted an option to purchase 50,000 shares of the Company's common stock pursuant to the Company's Restated 1996 Flexible Stock Incentive Plan (each, an "Initial Grant"), and (ii) commencing with the 2010 Annual Stockholders' Meeting, all non-employee directors shall automatically be granted an option to purchase 30,000 shares of the Company's common stock immediately following each year's Annual Stockholders' Meeting pursuant to the Company's Restated 1996 Flexible Stock Incentive Plan (each, an "Annual Grant"). The options granted pursuant to each Initial Grant and Annual Grant shall be fully vested immediately upon grant, and shall have an exercise price per share equal to the closing selling price for the Company's common stock on the Nasdaq Global Select Market on the date of grant. The foregoing summary of the equity grant component of the Revised Director Compensation Plan does not purport to be complete and is qualified in its entirety by the Terms of the Amended and Restated Stock Option Grant Program for Nonemployee Directors under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan, which is filed herewith as Exhibit 10.1, and is incorporated herein by reference.

The Revised Director Compensation Plan also provides that, commencing with the 2010 Annual Stockholders' Meeting, each non-employee director shall receive (a) an annual retainer of $7,500 in cash for service on the Board, (b) an additional annual retainer of $7,500 in cash for service on each of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee of the Board, and (c) reimbursement for travel expenses incurred in connection with attending Board or committee meetings in person. Further, each non-employee director who serves on the Special Litigation Committee, the Management Succession and Planning Committee, or the Strategy Committee shall receive $750 in cash for attendance at each meeting of such committee. In the event that the Board establishes any other committee after September 18, 2009, the Board shall determine the compensation to be paid to the non-employee directors serving on any such committee at the time such committee is established or at any time thereafter. In addition, each non-employee director who serves as the chairperson of the Audit Committee, the Compensation Committee, or the Nominating and Governance Committee of the Board shall receive an additional annual retainer of $5,000 in cash.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.        Description

10.1                Terms of the Amended and Restated Stock Option Grant Program for Nonemployee Directors under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOSPACE, INC.

Date: September 21, 2009	By:	/s/ Alesia Pinney
Alesia Pinney
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Terms of the Amended and Restated Stock Option Grant Program for Nonemployee Directors under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan.